The Tax-Exempt Bond Fund of America, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-02421

77C.           The Board of Directors of The Tax-Exempt Bond Fund of America, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The Tax-Exempt Bond Fund of America, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Lee A. Ault III	512,188,271	15,624,059
William H. Baribault	512,312,012	15,500,318
James G. Ellis	512,195,536	15,616,794
Martin Fenton	512,217,894	15,594,436
Leonard R. Fuller	512,273,311	15,539,019
Paul G. Haaga, Jr.	512,290,256	15,522,074
W. Scott Hedrick	512,255,862	15,556,468
R. Clark Hooper	512,223,003	15,589,327
Merit E. Janow	512,125,630	15,686,700
Neil L. Langberg	512,339,810	15,472,520
Laurel B. Mitchell	512,283,345	15,528,985
Frank M. Sanchez	512,194,579	15,617,751
Margaret Spellings	512,167,838	15,644,492
Steadman Upham	512,238,418	15,573,912

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
382,339,475	12,749,622	132,723,233

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding investing in tax-exempt securities
h.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	380,672,601	14,788,379	132,351,350
3b.	380,639,145	14,365,662	132,807,523
3c.	380,461,372	14,119,201	133,231,757
3d.	379,228,895	15,537,841	133,045,594
3e.	379,001,632	15,847,543	132,963,155
3f.	381,725,129	12,989,704	133,097,497
3g.	383,302,503	12,450,842	132,058,985
3h.	378,616,197	15,124,679	134,071,454

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
376,037,181	18,079,093	133,696,056

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
377,589,356	15,768,461	134,454,513

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
372,134,033	21,493,597	134,184,700

*Includes broker non-votes.